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                                                                    EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT

        This Employment Agreement is dated as of April 16, 1998, and is entered into between Landmark Theatre Corp. (the "Corporation") a wholly owned subsidiary of Silver Cinemas, Inc., a Delaware corporation (the "Company"), and Bert Manzari ("Executive").

        WHEREAS, the Corporation desires to employ Executive and Executive desires to be employed by the Corporation, and Executive and the Corporation desire to embody in this Agreement the terms and conditions under which Executive shall be employed.

        NOW, THEREFORE, the parties hereby agree:

                                   ARTICLE I.

                     EMPLOYMENT, DUTIES AND RESPONSIBILITIES

        1.01. Employment. Executive shall serve as President and Head Film
Buyer of the Corporation, effective as of the date of this Agreement. Executive hereby accepts such employment. Executive agrees to devote his full time and efforts to promote the interests of the Corporation. Notwithstanding the foregoing, Corporation hereby acknowledges that Executive may from time to time render consulting services to Leah Manzari in connection with her operation of one or more commercial Internet site(s). Corporation further acknowledges that any such services rendered by Executive shall not constitute a default or a breach of this Agreement; provided Executive shall not render such services in a manner that materially interferes with the services Executive is required to provide hereunder. Executive shall also be elected to the Company's board of directors effective as of the date of this Agreement.

        1.02. Duties and Responsibilities. Executive shall have such duties and responsibilities as are consistent with the position of President of the Corporation, which duties and responsibilities shall include implementing the Company's policies and procedures as determined by the Company's board of directors and the Chief Executive Officer of the Company. Executive shall also have such duties and responsibilities as are consistent with the position of Head Film Buyer of the Corporation, which duties and responsibilities shall include supervision of all booking and film buying activities of the Corporation. Executive shall report to the Chief Executive Officer of the Company. Executive may hire, on behalf of the Corporation and subject to the approval of the Chief Executive Officer of the Company, an additional executive (with a "director of" title) to perform certain film buying duties and responsibilities as Executive may designate in Executive's discretion, provided that Executive will continue to focus on and be primarily responsible for maintaining relationships with film distributors. Corporation and Executive acknowledge that a reasonable salary range for such an executive is $150,000 to $200,000, with such executive's actual salary to be determined jointly by Corporation and Executive.

        1.03. Base of Operation. Executive's principal base of operation for the performance of his duties and responsibilities under this Agreement shall be the offices of the Corporation in Los Angeles, California; provided, however, that Executive shall undertake



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reasonable business travel consistent with his position not involving a permanent transfer of his base of operation outside of the greater Los Angeles metropolitan area.

                                   ARTICLE II.

                                      TERM

        2.01. Term. The term of this Agreement (the "Term") shall commence on the date hereof and terminate on March 31, 2001, unless terminated earlier as provided in Article V.

                                  ARTICLE III.

                            COMPENSATION AND EXPENSES

        3.01. Salary, Bonus and Benefits. As full compensation and consideration for the performance by Executive of his obligations under this Agreement, Executive shall be entitled to the following (subject, in each case, to the provisions of Article V hereof):

               (a) Salary. The Corporation shall pay Executive a base salary during the Term, payable in accordance with the normal payment procedures of the Corporation and subject to such withholding and other normal employee deductions as may be required by law, at the rate of (i) $330,000 per year (pro rated for the portion of the year in question) from the date hereof through December 31, 1998; and (ii) $360,000 per year from January 1, 1999 through December 31, 1999;
(iii) $390,000 per year from January 1, 2000 through December 31, 2000; and (iv) $400,000 per year (pro rated for the portion of the year in question) from January 1, 2001 through March 31, 2001.

               (b) Long Term Incentive Compensation. During the Term, Executive shall participate in the Long Term Incentive Plan attached hereto as Exhibit "A" (the "Incentive Plan") and shall be eligible to receive an amount in accordance with, and subject to the terms of the Incentive Plan. Executive shall have no right to receive incentive compensation other than as specifically set forth in the Incentive Plan or this Agreement. From and after December 31, 1998, Executive's vested Points under the Long Term Incentive Plan will have a minimum value of $50,000 per year (pro rated for partial years) (the "Minimum Payout Amount") which shall be deemed to be 100% vested notwithstanding any calculation, vesting schedule or any other determination under the Incentive Plan.

               (c) Annual Bonus Plan. During the Term, Executive shall participate in the Annual Bonus Plan attached hereto as Exhibit "B" (the "Bonus Plan") and shall be eligible to receive an amount in accordance with, and subject to the terms of the Bonus Plan. Executive shall have no right to receive bonus compensation other than as specifically set forth in the Bonus Plan or this Agreement. Notwithstanding the foregoing, in the event that the Theater Level Cash Flow (as such term is defined in the Bonus Plan) equals or exceeds Targeted Theater Level Cash Flow (as such term is defined in the Bonus Plan), Executive shall receive a minimum bonus equal to at least $50,000 for each Bonus Period (as defined in the Bonus Plan) in question (pro rated for



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any portion of a Bonus Period in question) (the "Minimum Bonus"). In addition,
Targeted Theater Level Cash Flow for 1998 has been separately agreed on in writing by the parties concurrently with the execution of this Agreement. The Bonus Plan also provides for a guaranteed minimum bonus of $50,000 for 1998, regardless of Theater Level Cash Flow.

               (d) Benefits. Executive shall be eligible to participate during the Term in such life insurance, health, disability and major medical insurance benefits, and in such other employee benefit plans and programs generally available for the benefit of the executive employees of the Corporation, as may be maintained from time to time during the Term, in each case to the extent and in the manner and on a basis at least as favorable as that generally available to other such executives, subject to the terms and provisions of such plan or program. In no event shall any such benefit provided to Executive be less favorable than any such benefit provided to any other executive of the Corporation, nor shall any executive of the Corporation be provided any such benefit which has not been offered to Executive on the same basis. Executive shall be entitled to severance under the Corporation's severance policy only if and to the extent provided under Section 5.05 of this Agreement.

               (e) Vacation. Executive shall be entitled to 4 weeks paid vacation annually during the Term, in accordance with Corporation policy.

               (f) Purchase of Company Stock. At any time while he is still an employee of the Corporation, Executive will have the right to purchase common stock of the Company at fair market value in an amount equal to the cash value of his vested Points under the Incentive Plan, at which time his vested Points shall be canceled and his participation in the Incentive Plan will cease. The per share fair market value of the Company's common stock will be the closing price on the principal stock exchange or interdealer quotation system on which such stock is then listed, if the stock is then publicly traded, on the date on which the Company receives Executive's written notice ("Purchase Notice") of his desire to purchase such stock (the "Purchase Notice Date"). Otherwise, following receipt of a Purchase Notice, the Company's board of directors will determine such fair market value as of the Purchase Notice Date. Such exercise shall be conditioned upon Executive's execution of any stockholders agreement then required to be executed by other holders of non publicly-traded stock of the Company. The form of such stockholders agreement currently being used has been provided separately to Executive upon execution of this Agreement.

               Section 3.02. Expenses

               The Corporation will reimburse Executive for business-related expenses incurred by him in his reasonable discretion in connection with the performance of his duties hereunder during the Term upon presentation of written documentation. Executive may fly business class, and the Corporation will reimburse Executive for the related costs, for all business travel relating to the Corporation and/or Company for all flights over two (2) hours in duration and in the event that business class is unavailable for any such flight, Executive may fly first class; provided that Executive shall use his reasonable efforts consistent with the Corporation's travel policies applicable to other senior executives to book all business travel flights in economy class and use



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Corporation paid upgrades. Executive may attend, and Corporation shall reimburse
Executive for the related costs, such film festivals as Executive deems reasonably necessary for the performance of Executive's duties for the Corporation.

                                   ARTICLE IV.

                                EXCLUSIVITY, ETC.

        4.01. Exclusivity. Executive agrees to perform his duties, responsibilities and obligations hereunder efficiently and to the best of his ability. Executive agrees that he will devote his entire working time, care and attention and best efforts to such duties, responsibilities and obligations throughout the Term. Executive also agrees that during the Term he will not engage in any business activities that are competitive with the business activities of the Corporation or any of its divisions, subsidiaries or affiliates. Executive agrees that all of his activities as an employee of the Corporation shall be in conformity with all present and future policies, rules, regulations and directions of the Corporation not inconsistent with this Agreement. Notwithstanding anything contained in this Section 4.01 or any other provisions of this Agreement, Corporation hereby acknowledges that Executive may from time to time render consulting services to Leah Manzari in connection with her operation of one or more commercial Internet site(s) (the first of which is known currently as "Danni's Hard Drive"), the content of which Executive has fully disclosed to Corporation and Company. Corporation further acknowledges that any such services rendered by Executive (i) shall not constitute a default or breach of this Agreement, and (ii) are not and will not be in violation of any policy, rule or regulation or direction of the Corporation, whether now existing or hereafter created. Corporation also acknowledges that any Internet site of the same general type as "Danni's Hard Drive" is not competitive with the business activities of the Corporation or any of its divisions subsidiaries or affiliates. Executive shall not render services in connection with such Internet site in a manner that materially interferes with the services Executive is required to provide hereunder.

        4.02. Other Business Ventures. Executive agrees that during the Term, he will not own, directly or indirectly, any controlling or substantial stock or other beneficial interest in any business enterprise which is engaged in business activities that are competitive with the business activities of the Corporation or any of its divisions, subsidiaries or affiliates. Notwithstanding the foregoing, Executive may own, directly or indirectly, up to 5% of the outstanding capital stock of any business having a class of capital stock which is traded on any major stock exchange or in the over-the-counter market.

        4.03. Properties; Business Secrets; and Non-Solicitation. (a) All right, title and interest of every kind and nature whatsoever, in and to inventions, patents, trademarks, copyrights, films, scripts, ideas, literary works, creations and properties furnished to the Corporation or any of its divisions, subsidiaries or affiliates, or used in or in connection with any of the productions or other activities of any of such companies with which Executive is in any way connected in the performance of his duties and obligations hereunder, whether the same were invented, created, written, developed, furnished, produced or disclosed by Executive or by any other party since the inception of Executive's employment with the Corporation, shall, as between



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the parties hereto, be, become and remain the sole exclusive property of the
Corporation or such division, subsidiary or affiliate (as the case may be) for any and all purposes and uses whatsoever, and Executive shall have no right, title or interest of any kind or nature therein. Executive hereby fully releases and discharges the Corporation and all of its divisions, subsidiaries, affiliates, successors, licensees and assigns (if any), and their respective officers, directors and employees, from and against any and all claims, demands, damages, liabilities, costs and expenses arising out of or relating to any such inventions, patents, trademarks, copyrights, films, scripts, ideas, literary works, creations and properties furnished to or used by any of such companies with which Executive may be connected in the performance of Executive's duties and obligations hereunder. This release and discharge shall not apply to any obligations of the Corporation to indemnify the Executive for claims arising out of Executive's conduct within the course and scope of Executive's employment. This Agreement does not apply to any invention which qualifies under the provisions of Section 2870 of The California Labor Code.

               (b) Executive agrees that he will not, at any time during or after the Term, make use of or divulge to any other person, firm or corporation any trade or business secret, process, method or means, or any other confidential information concerning the business or policies of the Corporation or any of its divisions, subsidiaries or affiliates, which he may have learned in connection with his employment by the Corporation. For purposes of this Agreement, a "trade or business secret, process, method or means, or any other confidential information" shall mean and include written information treated as confidential or as a trade secret by the Corporation. Executive's obligation under this Section 4.03(b) shall not apply to any information which (i) is known publicly; (ii) is in the public domain or hereafter enters the public domain without the fault of Executive; (iii) is known to Executive prior to his receipt of such information from the Corporation, as evidenced by written records of Executive or (iv) is hereafter disclosed to Executive by a third party not under an obligation of confidence to the Corporation. Executive agrees not to remove from the premises of the Corporation, except as an employee of the Corporation in pursuit of the business of the Corporation or except as specifically permitted in writing by the Corporation, any document or other object containing or reflecting any such confidential information. Executive recognizes that all such documents and objects, whether developed by him or by someone else, will be the sole exclusive property of the Corporation. Upon termination of his employment hereunder, Executive shall forthwith deliver to the Corporation all such confidential information, including without limitation all lists of customers, correspondence, accounts, records and any other documents or property made or held by him or under his control in relation to the business or affairs of the Corporation or its subsidiaries or affiliates, and no copy of any such confidential information shall be retained by him.

               (c) Executive shall not, for a period of one year after any termination of his employment with the Corporation, directly or indirectly, whether as an employee, consultant, independent contractor, partner, joint venturer or otherwise, on behalf of any person or entity engaged in business activities competitive with the business activities of the Corporation or any of its divisions,



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subsidiaries or affiliates, solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as agent of, the Corporation or any of its divisions, subsidiaries or affiliates to terminate such person's contract of employment or agency, as the case may be, with the Corporation or with any such division, subsidiary or affiliate.

               (d) Executive agrees that, at any time and from time-to-time during and after the Term, he will execute any and all documents which the Corporation may deem reasonably necessary or appropriate to effectuate the provisions of this Section 4.03. It is also agreed that the provisions of this
Section 4.03 shall survive the termination, for any reason, of this Agreement or Executive's employment, except that the provisions of Section 4.03(c) shall survive such termination only to the extent provided in that Section.

        4.04. Post Employment Competition. If Executive voluntarily terminates his employment with the Corporation without "Good Reason" or is terminated by the Corporation with "Cause", and if during the twenty-four (24) calendar months following any such termination he directly or indirectly, whether as an employee, consultant, independent contractor, partner, joint venturer or otherwise, engages in business activities competitive with the business activities of the Corporation or any of its divisions, subsidiaries or affiliates, the Corporation may offset against any payments of salary otherwise due (and not yet paid) Executive hereunder to the extent of Executive's earnings from such other activities. Executive will cooperate in all reasonable respects in providing information to assist in the calculation of any such offset.

                                   ARTICLE V.

                                   TERMINATION

        5.01. Termination by the Corporation. The Corporation shall have the right to terminate Executive's employment at any time for "Cause." For purposes of this Agreement, "Cause" shall mean (a) Executive's failure, neglect or refusal to fully perform his material duties under this Agreement, (b) Executive's willful and continued failure or refusal to follow material directions from his superiors or any other act of insubordination on the part of Executive, (c) the engaging by Executive in willful misconduct which is injurious to the Corporation or any of its divisions, subsidiaries or affiliates, monetarily or otherwise, (d) the commission by Executive of an act of fraud or embezzlement against the Corporation or any of its divisions, subsidiaries or affiliates, (e) the conviction of Executive of a felony, or (f) Executive's material breach of the provisions of any of Section 4.01, 4.02 or any other material provision of this Agreement; provided, however, that except in the case of acts described in clauses (d) and (e) of this sentence, Executive shall have a period of 30 days to cure any acts which would otherwise give the Corporation the right to terminate his employment for Cause. Such 30 day period shall commence as of the date of receipt by Executive of written notice from the Corporation of its intentions to terminate Executive's employment for Cause, which notice shall state in reasonable detail the acts which the Corporation considers to be grounds for such termination. The Corporation shall thereafter have the right to terminate Executive's employment for Cause only if such acts have not been substantially cured prior to the end of such 30-day period.

        5.02. Death. In the event Executive dies during the Term, this Agreement shall automatically terminate, such termination to be effective on the date of Executive's death.



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        5.03. Disability. In the event that Executive suffers a disability which prevents him from substantially performing his duties under this Agreement for a period of at least 60 consecutive days, or 90 non-consecutive days within any 365-day period except as otherwise prohibited by law, the Corporation shall have the right to terminate this Agreement, such termination to be effective upon the giving of notice of Executive in accordance with Section 6.03 of this Agreement.

        5.04. Termination by Executive.

               (a) Termination by Executive for "Good Reason". Executive may terminate his employment with the Corporation for "Good Reason" by giving 30 days advance written notice to the Corporation of his intent to so terminate. For purposes of this Agreement, the following circumstances shall constitute "Good Reason":

                        (i) the assignment to Executive of any duties materially inconsistent with his authority, duties or responsibilities, or any other action by the Corporation which results in a material diminution or material adverse change in such authority, duties or responsibilities, excluding for this purpose an isolated action not taken in bad faith and which is remedied prior to the expiration of the 30-day period after receipt of notice thereof given by Executive; or

                        (ii) any material breach of this Agreement by the Corporation, other than an isolated failure not occurring in bad faith and which is remedied prior to the expiration of the 30-day period after receipt of written notice thereof given by Executive; or

                        (iii) any action by the Corporation requiring Executive to be based at any office or location outside the greater Los Angeles metropolitan area.

               (b) Termination by Executive without "Good Reason". Executive may terminate his employment with the Corporation at any time during the Term by giving ninety (90) days advance written notice to the Corporation of his intent to so terminate. During the ninety (90) day period following such notice, Executive shall use reasonable good faith efforts to assist the Corporation, as the Corporation may reasonably request, with the recruitment and training of a successor to Executive. During such ninety (90) day period, Executive shall use reasonable good faith efforts to encourage those theatrical motion picture distributors with then-existing professional relationships with the Corporation to continue such relationships after Executive's departure from the Corporation.

                        5.05. Effect of Termination.

               (a) For Cause; Without Good Reason; Death; Disability. In the event of termination of this Agreement (i) by the Corporation for Cause, (ii) by Executive without Good Reason, or (iii) by reason of Executive's death or disability, the Corporation's sole obligation under this Agreement shall be (x) to pay to Executive (or his beneficiary in the event of his death) any base salary or other compensation, benefits or incentives earned or accrued and



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reimbursement of business expenses incurred in accordance with Corporation policy, but not paid to Executive prior to the effective date of such termination, (y) subject to Section 3.01(b), to allow Executive to retain and, upon the occasion permitted by the Incentive Plan, redeem any vested Points under but subject to the terms of the Incentive Plan and this Agreement (with all unvested Points lapsing permanently) and (z) to pay a pro rata portion (based on days elapsed) of the Minimum Bonus if and only if Theater Level Cash Flow to the date of termination, on an annualized basis, would equal Targeted Theater Level Cash Flow for the year under the Bonus Plan; except that with respect to 1998, the Corporation must pay a pro-rata portion of the Minimum Bonus,

               (b) Without Cause; For Good Reason. In the event of termination of this Agreement (i) by the Corporation other than for Cause; or (ii) by Executive for Good Reason, the Corporation shall (w) pay Executive as and when such amounts would have been due had Executive continued in the employ of the Corporation (a) continuation of his salary for the remainder of the Term, taking into account scheduled salary increases, and any base salary and other compensation, benefits or incentives earned or accrued, but not paid prior to the effective date of such termination; and (b) the Minimum Bonus (or pro rata portion thereof) for each year through March 31, 2001 regardless of actual Theater Level Cash Flow; (x) vest and allow Executive to retain and, upon the occasion permitted by the Incentive Plan, redeem all Points under but subject to the terms of the Incentive Plan and this Agreement; (y) reimburse Executive for business expenses incurred in accordance with Corporation policy prior to the effective date of such termination; and (z) pay or reimburse Executive for the Executive's purchase of such medical insurance coverage as the Corporation is obligated to offer for the remainder of the Term based on the insurance in force for the Corporation or for any successor to its business.

                                   ARTICLE VI.

                                  MISCELLANEOUS

        6.01. Life Insurance. Executive agrees that the Corporation or any of its divisions, subsidiaries or affiliates may apply for and secure and own insurance on Executive's life (in amounts determined by the Corporation). Executive agrees to cooperate fully in the application for securing of such insurance, including the submission by Executive to such physical and other examinations, and the answering of such relevant questions and furnishing of such relevant information by Executive, as may be required by the carrier(s) of such insurance. Notwithstanding anything to the contrary contained herein, neither the Corporation nor any of its divisions, subsidiaries or affiliates shall be required to obtain any insurance for or on behalf of Executive, except as provided by Section 3.01(d) of this Agreement.

        6.02. Benefit of Agreement; Assignment; Beneficiary. This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Corporation's assets or business or with or into which the Corporation may be consolidated or merged. The Corporation will make appropriate provisions for the preservation of Executive's rights under this Agreement in any agreement or plan which it may enter into or adopt to effect



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any merger, consolidation, reorganization or transfer or assets in which the
Corporation is not the surviving entity. This Agreement shall also inure to the benefit of, and be enforceable by, Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's beneficiary, devisee, legatee or other designee, or if there is no such designee, to Executive's estate.

        6.03. Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by telegram or telex or by registered or certified mail, postage prepaid, with return receipt requested, addressed: (a) in the case of the Corporation, to Silver Cinemas, Inc., 4004 Beltline Road, Suite 205, Dallas, Texas 75244,
Attention: President, or to such other addresses and/or to the attention of such other persons as the Corporation shall designate by written notice to Executive; and (b) in the case of Executive, to Bert Manzari at Landmark Theatre Corp., 2222 South Barrington, Los Angeles, California 90061, or to such other address as Executive shall designate by written notice to the Corporation. Any notice hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given.

        6.04. Entire Agreement; Amendment. This Agreement and any agreements entered into with respect to the Bonus Plan and the LTIP contain the entire agreement of the parties hereto with respect to the terms and conditions of Executive's employment during the term and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to compensation due for services rendered hereunder. In addition, the parties acknowledge that this Agreement and any agreements entered into with respect to the Bonus Plan and the Incentive Plan supersede the Employment Agreement dated as of July 2, 1996, between Executive and Landmark Theatre Corporation (including the related Bonus Plan and Long Term Incentive
Plan), which Employment Agreement and agreements are terminated and of no further force and effect, subject to Executive's right to receive payment by Landmark Theatre Corporation of any payout of vested points under the Landmark Long Term Incentive Plan ("LTIP") and any accrued and unpaid salary and bonus through the date of this Agreement. Neither the Company nor the Corporation shall have any obligations or liabilities in connection with the Employment Agreement dated as of July 2, 1996 between Executive and Landmark Theatre Corporation ("LTC"). This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto. The Company and/or Corporation will indemnify Employee against any claim, loss, liability, damage or expense arising out of any claim by LTC against Employee for his failure to continue to render services to LTC after the date hereof or breach of his employment agreement with LTC as a result of executing this Agreement.

        6.05. Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.



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        6.06. Headings. The Article and Section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any provision hereof.

        6.07. Attorneys Fees; Enforcement. The prevailing party will be responsible for reasonable costs and expenses incurred in connection with any dispute or legal proceeding between the parties arising out of the subject matter of this Agreement, including any proceeding to enforce any right or provision under this Agreement. Executive shall have no right to enforce any of his rights hereunder by seeking or obtaining injunctive or other equitable relief and acknowledges that damages are an adequate remedy for any breach by the Corporation of this Agreement.

        6.08. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of California without reference to the principles of conflict of laws.

        6.09. Agreement to Take Actions. Each party to this Agreement shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement or to effectuate the purposes hereof.

        6.10. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

        6.11. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

        6.12. Other Agreements. Executive represents and warrants to the Corporation that to the best of his knowledge, neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates or will violate the provisions of any other agreement to which he is a party or by which he is bound.

        6.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.




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        IN WITNESS WHEREOF, the Corporation and Executive have duly executed this Agreement as of the date first above written.



                                          LANDMARK THEATRE CORP., a wholly owned
                                          subsidiary of SILVER CINEMAS, INC.



                                          By:  _________________________________
                                               Name:____________________________
                                               Title:___________________________



                                          ______________________________________
                                                     Bert Manzari



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                      ------------------------------------

                            MANZARI ANNUAL BONUS PLAN

                                   I. PURPOSE

           The purpose of the Plan is to provide annual bonus compensation to designated key executives based on the performance of the Company.

                                II. DEFINITIONS

         When used herein, the following terms have the following meanings:

         "Bonus Pool" or "Bonus" means the amount, if any, available for distribution to Participant, determined in accordance with Article IV of the Plan; provided that notwithstanding Article IV, the Bonus Pool shall never exceed $100,000 (pro rated based on days elapsed in the case of any Bonus Period which is not a full calendar year) for any Bonus Period.

         "Base Bonus Pool" means (i) the sum of $100,000 for each Bonus Period through the Bonus Period ending December 31, 2000; and (ii) the sum of $25,000 for the Bonus Period ending March 31, 2001.

         "Beneficiary" means the beneficiary or beneficiaries designated in accordance with Article XIII hereof to receive the amount, if any, payable under the Plan upon the Participant's death.

         "Board of Directors" means the Board of Directors of the Company.

         "Bonus Period" means (i) the period commencing April 16, 1998 and ending December 31, 1998; and (ii) each succeeding calendar year thereafter (or such other fiscal year as the Company may establish) through December 31, 2000; and (iii) the period commencing January 1, 2001 and ending March 31, 2001.

           "Cause" shall have the meaning assigned such term in Participant's Employment Agreement.

         "Company" means Silver Cinemas, Inc.

         "Corporation" means the Company's wholly owned subsidiary which owns and operates the theaters sold to the Corporation by Landmark Theatre Corporation and its affiliates, plus any theaters subsequently owned, leased or operated by the Corporation which exhibit art films and for which Participant is the head film buyer.

         "Disability" shall have the meaning assigned such term in Participant's Employment Agreement.

         "Employment Agreement" means the Employment Agreement of even date herewith between Participant and the Corporation.

         "Participant" means Bert Manzari.

         "Plan" means the Manzari Annual Bonus Plan.

         "Theater Level Cash Flow" means an amount equal to (i) the actual total revenues generated by the theaters owned, leased or operated by the Corporation less (ii) the actual total operating expenses related to the theaters owned, leased or operated by the Corporation.

         "Targeted Theater Level Cash Flow" means the amount included as Theater Level Cash Flow in the annual budget for the Corporation approved in good faith by the Board of Directors of the Corporation or their designees prior to the beginning of each Bonus Period thereafter.

                              III. ADMINISTRATION

         The Plan shall be administered by the Board of Directors of the Company.

                             IV. BONUS CALCULATION

         The amount of the Bonus Pool for any Bonus Period shall be determined as follows, subject always to Section 3.01(c) of Participant's Employment Agreement and the definition of "Bonus Pool" set forth above:

        (a) in the event Theater Level Cash Flow is less than 80% of Targeted Theater Level Cash Flow, there shall be no Bonus Pool;

        (b) in the event Theater Level Cash Flow is 80% or more but less than 90% of Targeted Theater Level Cash Flow, the Bonus Pool shall be an amount equal to 50% of the Base Bonus Pool;

        (c) in the event Theater Level Cash Flow is 90% or more but less than 100% of Targeted Theater Level Cash Flow, the Bonus Pool shall be an amount equal to 75% of the Base Bonus Pool; and

        (d) in the event Theater Level Cash Flow is 100% or more of Targeted Theater Level Cash Flow, the Bonus Pool shall be an amount equal to 100% of the Base Bonus Pool.

                Notwithstanding the foregoing, the minimum bonus for 1998 shall be $50,000 regardless of Theater Level Cash Flow achieved. In subsequent years, a minimum bonus will be paid as set forth in Section 3.01(c) of Participant's Employment Agreement; provided that if Theater Level Cash Flow equals or exceeds Targeted Theater Level Cash Flow, then Participant's minimum bonus will be the greater of $50,000 or the Bonus Pool calculated pursuant to Section IV above (subject to proration for partial years).

                              V. PAYMENT OF BONUS

         Calculation of the attainment of Targeted Theater Level Cash Flow and the determination and payment of any and all Bonuses shall be made and furnished to the Participant no later than ninety (90) days after the end of each Bonus Period.

                         VI. TERMINATION OF EMPLOYMENT

         In the event of termination of Participant's employment with the Corporation by reason of death, Disability, or by the Participant for good reason (as defined in the Participant's Employment Agreement), or by the Corporation without Cause on or before the last day of any Bonus Period, the provisions of Participant's Employment Agreement shall control with respect to bonus payments.

         In the event of Participant's voluntary termination of employment without Good Reason with the Corporation or termination by the Corporation for Cause on or before the last day of any Bonus Period, payment of Bonuses, if any, shall be as provided in Participant's Employment Agreement. No termination of employment shall, however, affect the Participant's right to the amount of earned but unpaid bonus for the prior Bonus Period, regardless of whether the amount of such bonus has been determined as of the date of such termination.

                     VII. REORGANIZATION OR DISCONTINUANCE

         The obligations of the Corporation under the Plan shall be binding upon any successor corporation or organization resulting from merger, consolidation or other reorganization of the Corporation, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Corporation. The Corporation will make appropriate provisions for the preservation of Participant's rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

                        VIII. NON-ALIENATION OF BENEFITS

         Participant may not assign, sell, encumber, transfer or otherwise dispose of any rights or interests under the Plan except by will or the laws of descent and distribution. Any attempted disposition in contravention of the preceding sentence shall be null and void.

                      IX. NO CLAIM OF RIGHT UNDER THE PLAN

         Except as otherwise provided herein or in a separate written agreement executed by the Corporation, neither the Plan nor any action taken pursuant to the Plan shall be construed as giving the Participant any right to be retained in the employ of the Corporation.

                                    X. TAXES

         The Corporation shall deduct from all amounts paid under the Plan all federal, state, local and other taxes or withholdings required by law to be withheld with respect to such payments.

                   XI. DESIGNATION AND CHANGE OF BENEFICIARY

         Participant shall indicate in writing upon execution of his Employment Agreement a designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the death of Participant. Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a written designation with the Board of Directors of the Company. The last such designation received by the Board of Directors of the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Board of Directors of the Company prior to Participant's death, and in no event shall it be effective as of a date prior to such receipt.

         XII. NO LIABILITY OF BOARD OF DIRECTORS OF THE COMPANY MEMBERS

         No member of the Board of Directors of the Company shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Board of Directors of the Company, nor for any mistake of judgment made in good faith, and the Corporation shall indemnify and hold harmless each employee, officer, or director of the Corporation to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including legal fees) or liability (including any sum paid in settlement of a claim with the approval of the Board of Directors) arising out of any act or omission to act in connection with the Plan unless arising out of such person s own fraud or bad faith.

                         XIII. AMENDMENT OR TERMINATION

         The Board of Directions may not, with prospective or retroactive effect, amend, suspend or terminate the Plan or any portion thereof if the effect thereof would be to reduce any amounts which are or might otherwise be payable to Participant under the Plan or Participant's Employment Agreement or delay the time at which such payment(s) would be made; provided, however, that no amendment, suspension or termination of the plan shall deprive Participant of any rights to a bonus previously earned under the Plan or his Employment Agreement without Participant's written consent. Subject to earlier termination pursuant to the provisions of this Article, and unless the Board of Directors shall have approved an extension of the Plan beyond such date, no bonus award shall be made with respect to any period ending after March 31, 2001.

                               XIV. UNFUNDED PLAN

         Participant shall have no right, title, or interest whatsoever in or to any investments which the Corporation may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and Participant, any legal representative or any other person. Participant's (and Participant's legal representative's or other person's) right to receive payments from the Corporation under the Plan shall be no greater than the right of an unsecured general creditor of the Corporation. All payments to be made hereunder shall be paid from the general funds of the Corporation and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

                               XV. GOVERNING LAW

         The terms of the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the state of California, without reference to principles of conflict of laws.

                              XVI. EFFECTIVE DATE

           The effective date of the Plan is April 16, 1998.

                      -----------------------------------

                    LONG TERM INCENTIVE PLAN FOR BERT MANZARI


           1. Purpose. The purposes of the Long Term Incentive Plan for Bert Manzari (the "Plan") are to provide a means to attract, reward and retain Bert Manzari in the employ of Landmark Theatre Corp. (the "Corporation"), a wholly owned subsidiary of Silver Cinemas, Inc. (the "Company") and to further the long-term growth in profits of the Corporation by providing an incentive to Bert Manzari by recognizing his efforts on behalf of the Corporation. These goals are achieved by granting to Bert Manzari (also sometimes referred to as "Participant") "points" in the Plan as more fully described in Section 5 hereof (the "Points").

               Nothing contained in the Plan shall be deemed to give any employee the right to be retained in the employ of the Corporation, or to interfere with the right of the Corporation to discharge or retire any employee at any time.

               The Plan is not intended to be an "employee pension benefit plan" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and therefore, is not subject to the requirements of such statute or the regulations promulgated thereunder.

           2. Administration. The Plan shall be administered by the Long Term Incentive Plan Administrative Committee (the "Committee") appointed by, and serving at the pleasure of, the Board of Directors of the Company. The Committee shall act by a majority of its members at the time in office and eligible to vote on any particular matter, and such action may be taken either by a vote at a meeting or in writing without a meeting. Mr. Manzari may not be a member of the Committee. The Committee shall have the final authority to interpret and construe the terms of the Plan and such good faith interpretation and construction by the Committee shall be final, binding and conclusive upon all persons. No member of the Committee shall be liable for any action, interpretation or construction made in good faith with respect to the Plan. The Committee may, but shall have no obligation to, grant additional Points under the Plan after the initial grant pursuant to Section 5 hereof.

           3. Effectiveness and Termination of Plan. The Plan has been approved by the Board of Directors and will become effective upon the effectiveness of Participant's Employment Agreement with the Corporation (the "Employment Agreement").

           4. Participant. The Participant shall be Bert Manzari.

           5. The Points. The Committee hereby allocates to Bert Manzari 250 Points under this Plan.

           6. Valuation of Points.

               6.1 The value of one Point shall equal .0001 multiplied by the "Differential."

               6.2 The total value of the Points allocated to Bert Manzari equals the value of a Point, determined pursuant to this Section 6, multiplied by the number of Points allocated to Participant.

               6.3 The "Differential" means the amount, if any, by which (a) the "Equity Value" of the Corporation at the time of an Eligible Event, exceeds (b) $[PURCHASE PRICE OF LANDMARK ASSETS] plus liabilities assumed in Landmark purchase plus any capital expenditures made by or on behalf of the Corporation from and after the closing of the acquisition of Landmark's assets by the Corporation. "Equity Value" of the Corporation shall mean (x) the percentage of the Company's consolidated theater level cash flows (for the immediately preceding twelve months for which financial statements are available) represented by the Corporation's theater level cash flows for such time period, times (y) Enterprise Value. "Enterprise Value" means the valuation of 100% of the Company's outstanding common and preferred stock (calculated as (i) the price paid for such stock in the case of an acquisition, (ii) as the price to public of common stock plus the liquidation preference of preferred stock in the case of a public offering or (iii) the appraised value determined by the board of directors in good faith in the case of a termination of employment) plus total consolidated debt. "Eligible Event" means (i) termination of employment of Participant, (ii) death or permanent disability of Participant, (iii) termination of the Plan in accordance with Section 12 or (iv) a "Change of Control". "Change of Control" means (i) a sale or transfer to a third party of
(i) all or 51% or more of the stock of the Company (including a merger in which the Company is the survivor but in which the Company's stock is converted into the right to receive cash and/or other property), (ii) a sale or transfer to a third party of all or substantially all of the assets of the Company or (iii) an initial public offering of the Company's common stock. By way of illustration, if the Corporation's theater level cash flows equal $100,000 and the Company's consolidated theater level cash flows equal $1,000,000 and the Company is sold for $10,000,000 with debt of $1,000,000, then the Equity Value would be $1,100,000.

        7. Redemption of Points.

               7.1 A Participant's vested Points awarded hereunder will be redeemed upon an Eligible Event if the Eligible Event is a termination of employment by the Company without "cause" or by Participant for "good reason" (as such terms are defined in the Employment Agreement of even date herewith between Participant and the Company) and otherwise upon a Change of Control as provided in Section 7.3 below. Any Points not yet vested at the time of a Change of Control shall be vested upon the Change of Control, and, if a termination of employment of Participant occurs due to the nonrenewal by the Company of Participant's employment contract upon expiration at March 31, 2001, any unvested Points of Participant shall be deemed vested and must be redeemed as set forth above.

               7.2 A Participant's Points awarded hereunder must be redeemed upon the occurrence of a Change of Control.

               7.3 Points shall be redeemed at the value determined under
Section 6 above. Except as provided in Section 7.1, the redemption price shall be paid in cash at or promptly following the closing of a transaction constituting a Change of Control. In the case of termination of employment described in Section 7.1, Points shall be redeemd at the value determined under
Section 6 above and paid in cash (over time if necessary) as quickly as possible when and to the extent that any such payment would not constitute a default under any indenture, loan agreement, credit facility or other indebtedness of the Company or its parent company; provided that in all events the redemption price shall be paid in full within two (2) years after the termination of employment.

               7.4 Points shall vest on the dates set forth below according to the following schedule:

               Date                           Cumulative Percentage Vested
               ----                           ----------------------------
               December 31, 1998                          30%
               December 31, 1999                          60%
               December 31, 2000                          90%
               March 31, 2001                            100%

Points shall vest on a pro-rated basis based on days elapsed for partial years after Points are awarded (e.g. Points awarded on January 1, 1998 shall be between 60% and 90% vested if a Change of Control occurs any time from January 1, 2000 through December 31, 2000, depending on the number of days elapsed, such that such Points would be 75% vested if the Change of Control occurred on July 1, 2000). No Points which have already vested may thereafter lapse or be forfeited, but Participant's Employment Agreement sets forth the circumstances under which unvested Points vest or lapse on a termination of employment.

           8. Funding. This Plan is an unfunded arrangement. To the extent Participant acquires a right to receive payments under the Plan such right shall be no greater than the right of any unsecured creditor of the Corporation.

           9. Nontransferability. Participant's rights and interest under the Plan may not be assigned, transferred, anticipated, sold, hypothecated, nor encumbered other than by will or by the laws of descent and distribution; nor except to the extent permissible by law shall the right of Participant or beneficiary be subject in any manner to attachment or legal process for the debt of Participant or beneficiary.

           10. Beneficiaries. Participant shall designate a beneficiary under the Plan at the time and in the manner as determined from time to time by the Committee. Notwithstanding the foregoing, no designation of beneficiary shall be valid unless in writing signed by the Participant, dated, and filed with the Committee. Beneficiaries may be changed without the consent of prior beneficiaries. In the absence of a designation, Participant's beneficiary shall be determined by his or her will or the laws of descent.

           11. Withholding of Taxes. The Corporation shall have the right to deduct from any payment pursuant to a redemption hereunder or any compensation payable to a Participant any taxes required by law to be withheld in connection with a redemption hereunder.

           12. Expenses. All of the expenses of the Plan shall be borne by the Corporation.

           13. Governing Law. This Plan shall be construed and enforced in accordance with the laws of the State of California other than its conflict of law provisions.